Exhibit 99.1

IMPORTANT NOTICE CONCERNING YOUR RIGHTS
REGARDING QCR HOLDINGS, INC. STOCK

July 21, 2009

As a director or executive officer of QCR Holdings, Inc. (“QCR Holdings”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”), which prohibits certain trades during employee benefit plan blackout periods.

1.
This notice is to inform you that as a director or executive officer of QCR Holdings, you will be unable to, either directly or indirectly, purchase, sell or otherwise acquire or transfer any of your QCR Holdings stock that you acquired in connection with your services or employment as a director or executive officer, due to a blackout period under the QCR Holdings, Inc. 401(k) Profit Sharing Plan (the “Plan”).

2.
The Plan’s blackout period is a result of changing recordkeepers.  During the blackout period, Plan participants will not be able to direct or diversify investments in their individual accounts, obtain loans, or obtain distributions.  This includes participants’ investments in the QCR Holdings stock fund under the Plan. Accordingly, a concurrent restriction on trading by all directors and executive officers under Section 306(a) of the Act will apply.

3.	The blackout period will specifically apply to your QCR Holdings common stock and Series B and Series C Preferred Stock.

4.
The blackout period for the Plan is expected to begin August 20, 2009 and end the week of October 4, 2009.  During these weeks, you can determine whether the blackout period has started or ended by contacting Shellee Showalter, using the information below.

5.
During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of QCR Holdings (or derivative securities of those equity securities, such as stock options).  The prohibition on transactions by you applies both to amounts, if any, you may have invested in QCR Holdings stock under the Plan and to QCR Holdings stock you hold outside of the Plan.  This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as QCR Holdings stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.  The prohibition on purchases, sales and other transactions does not apply to trades made pursuant to Rule 10b5-1 trading plans, provided that you did not enter into or modify the trading plan during the blackout period, or while aware of the actual or approximate beginning or ending dates of the blackout period.

6.	If you have any questions regarding the blackout period, you should contact:

Shellee R. Showalter QCR Holdings, Inc. 3551 7th Street Moline, Illinois 61265 (309) 743-7760 (888) 501-7966 ext. 7760